NR10-27	August 19, 2010

International Tower Hill Adds Depth to its Livengood Project Development and Marketing Team

Vancouver, B.C……..International Tower Hill Mines Ltd. (“ITH” or the “Company”) - (TSX: ITH, NYSE-A: THM, Frankfurt: IW9) is pleased to announce the addition of two key members of the Livengood project development team.  Keith Malone has accepted the position of Manager of Technical Services and Richard Moses has agreed to come on as Livengood Site Manager.  Both Keith and Richard will report to Karl Hanneman, the Livengood Project General Manager.  In addition, Shirley Zhou has become a consultant to ITH and will be the Manager of Corporate Communications.

Mr. Malone has 28 years of experience in mine management, most recently as Mine Superintendent with Sumitomo group at the Pogo mine, Alaska’s second largest gold mine located 150 kilometres southeast of Fairbanks, Alaska.  Mr. Malone has been with the Pogo project for the past 6 years during its planning, construction and operation and has extensive experience in the mining and processing side of project development.  Prior to his involvement with the Pogo project, Mr. Malone worked for 5 years as Mill Superintendent for Teck Resources at the Red Dog mine in western Alaska.

Mr. Moses has 36 years of exploration and project management experience, most recently as the project manager for Altynalmas Gold on the Bakyrchik deposit in Kazakhstan.  Prior to this, Richard worked in Alaska as project manager on various other projects including Pebble and Donlin Creek.  Mr. Moses has extensive experience managing large drilling and development programs, particularly in Alaska.

Ms. Zhou has worked as a corporate communications professional for the past 7 years, and has combined experience in investor/public relations, corporate communications, strategic marketing, client services, sales and journalism.  Most recently, she held the role of Corporate Communications Manager for Silvercorp Metals Inc. for two years.  Prior to that, she has held the position of Corporate Communications and Investor Relations for several publicly traded resource companies focused on silver, uranium, base metals and potash exploration since 2005.

Jeff Pontius, President and CEO for ITH, stated, “The addition of Mr. Moses and Mr. Malone has added considerable depth and competence to the ITH team as we take the Livengood project forward toward development and production.  Both Richard and Keith will fill key management roles as we optimize and maximize the value of our world class gold project.  The addition of Ms. Zhou to our Corporate Communications team will greatly enhance our ability to communicate the existing and growing potential of our company as we make the transition toward a gold producer.”

Grant of Incentive Stock Options

The Company also announces that, pursuant to its 2006 Incentive Stock Option Plan, it has granted its employees, directors and contractors incentive stock options to purchase 1,495,000 common shares in the capital stock of the Company.  The options are exercisable on or before August 20, 2012 at a price of CAD 6.57 per share.

About International Tower Hill Mines Ltd.

International Tower Hill Mines Ltd. is a resource exploration company, focused in Alaska and Nevada, which controls a number of exploration projects representing a spectrum of early stage to the advanced multimillion ounce gold discovery at Livengood.  ITH is committed to building shareholder value through new discoveries while maintaining a majority interest in its key holdings, thereby giving its shareholders the maximum value for their investment.

On behalf of

INTERNATIONAL TOWER HILL MINES LTD.

(signed) Jeffrey A. Pontius

Jeffrey A. Pontius,
President and Chief Executive Officer

Contact Information:

Quentin Mai, Vice-President - Corporate Communications

E-mail: qmai@internationaltowerhill.com

Phone: 1-888-770-7488 (toll free) or (604)683-6332 / Fax: (604) 408-7499

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  All statements, other than statements of historical fact, included herein including, without limitation, statements regarding the anticipated content, commencement and cost of exploration programs, anticipated exploration program results, the discovery and delineation of mineral deposits/resources/reserves, the potential for a production decision, or any subsequent production, at the Livengood project, business and financing plans and business trends, are forward-looking statements.  Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market price of any mineral products the Company may produce or plan to produce, the Company's inability to obtain any necessary permits, consents or authorizations required for its activities, the Company's inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Company’s Annual Information Form filed with certain securities commissions in Canada and the Company’s annual report on Form 20-F filed with the United States Securities and Exchange Commission (the “SEC”), and other information released by the Company and filed with the appropriate regulatory agencies.  All of the Company's Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the technical reports filed with respect to the Company's mineral properties.

This press release is not, and is not to be construed in any way as, an offer to buy or sell securities in the United States.